---------------------------
                                                            OMB APPROVAL
                                                     ---------------------------
                                                     OMB Number: 3235-0145
                                                     Expires:  December 31, 2005
                                                     Estimated average burden
                                                     hours per response. . . .11
                                                     ---------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)

                               (Amendment No. 9)1


                             United Stationers Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    913004107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                December 29, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
      Section 240.13d-7(b) for other parties to whom copies are to be sent.


                         (Continued on following pages)
                               Page 1 of 29 Pages


--------------------------

         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  1,581,602  Shares,  which is 4.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        366,305
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
       EACH                 9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
       WITH                 10
                                     366,305
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            366,305
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 2 of 29 Pages

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  1,581,602  Shares,  which is 4.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        346,000
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
       EACH                 9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
       WITH                 10
                                     346,000
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            346,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.0 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 3 of 29 Pages

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  1,581,602  Shares,  which is 4.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        60,400
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
       EACH                 9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
       WITH                 10
                                     60,400
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            60,400
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.2 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 4 of 29 Pages

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  1,581,602  Shares,  which is 4.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        63,700
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
       EACH                 9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
       WITH                 10
                                     63,700
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            63,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.2 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 5 of 29 Pages

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  1,581,602  Shares,  which is 4.7% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            New York
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        22,400
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
       EACH                 9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
       WITH                 10
                                     22,400
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            22,400
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 6 of 29 Pages

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  1,581,602  Shares,  which is 4.7% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        722,797
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
       EACH                 9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
       WITH                 10
                                     722,797
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            722,797
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================


                               Page 7 of 29 Pages

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  1,581,602  Shares,  which is 4.7% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        858,805
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
       EACH                 9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
       WITH                 10
                                     858,805
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            858,805
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 8 of 29 Pages

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  1,581,602  Shares,  which is 4.7% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        1,581,602
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
       EACH                 9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
       WITH                 10
                                     1,581,602
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,581,602
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 9 of 29 Pages

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  1,581,602  Shares,  which is 4.7% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        1,581,602
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
       EACH                 9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
       WITH                 10
                                     1,581,602
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,581,602
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 10 of 29 Pages

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  1,581,602  Shares,  which is 4.7% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        1,581,602
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
       EACH                 9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
       WITH                 10
                                     1,581,602
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,581,602
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 11 of 29 Pages

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  1,581,602  Shares,  which is 4.7% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        1,581,602
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
       EACH                 9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
       WITH                 10
                                     1,581,602
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,581,602
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 12 of 29 Pages

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  1,581,602  Shares,  which is 4.7% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        1,581,602
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
       EACH                 9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
       WITH                 10
                                     1,581,602
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,581,602
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 13 of 29 Pages

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  1,581,602  Shares,  which is 4.7% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        1,581,602
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
       EACH                 9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
       WITH                 10
                                     1,581,602
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,581,602
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 14 of 29 Pages

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  1,581,602  Shares,  which is 4.7% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        1,581,602
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
       EACH                 9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
       WITH                 10
                                     1,581,602
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,581,602
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 15 of 29 Pages

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  1,581,602  Shares,  which is 4.7% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        1,581,602
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
       EACH                 9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
       WITH                 10
                                     1,581,602
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,581,602
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 16 of 29 Pages

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  1,581,602  Shares,  which is 4.7% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        1,581,602
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
       EACH                 9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
       WITH                 10
                                     1,581,602
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,581,602
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 17 of 29 Pages

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  1,581,602  Shares,  which is 4.7% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        1,581,602
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
      EACH                  9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
      WITH                  10
                                     1,581,602
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,581,602
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 18 of 29 Pages

                                       13D

===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

    2              **   The  reporting  persons  making  this  filing  hold  an
                         aggregate of 1,581,602 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                              [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
-------------------------------------===========================================
                                     SOLE VOTING POWER
     NUMBER OF              7
                                     -0-
                     ----------------===========================================
      SHARES                         SHARED VOTING POWER
   BENEFICIALLY             8
     OWNED BY                        1,581,602
                     ----------------===========================================
                                     SOLE DISPOSITIVE POWER
       EACH                 9
                                     -0-
                     ----------------===========================================
  REPORTING PERSON                   SHARED DISPOSITIVE POWER
       WITH                 10
                                     1,581,602
-------------------------------------===========================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,581,602
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 19 of 29 Pages

         This Amendment No. 9 to Schedule 13D amends the Schedule 13D initially filed on July 3, 2001 (collectively, with all amendments thereto, the "Schedule 13D").

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a)      The Partnerships
                  ----------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 33,769,679 Shares outstanding as of November 10, 2003 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the Securities and Exchange Commission on November 12, 2003.

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Partnerships since the filing of the prior Schedule 13D are set forth on Schedules A-E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

                  (e) As of December 3, 2003, the Reporting Persons were no longer the beneficial owner of 5% or more of the outstanding Shares.

         (b)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.


                               Page 20 of 29 Pages

                  (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the Management Company.

                  (e) As of December 3, 2003, the Reporting Persons were no longer the beneficial owner of 5% or more of the outstanding Shares.

         (c)      The General Partner
                  -------------------

                  (a),(b)  The information set forth in Rows 7 through 13 of the
                           cover  page  hereto  for  the   General   Partner  is
                           incorporated herein by reference.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

                  (e) As of December 3, 2003, the Reporting Persons were no longer the beneficial owner of 5% or more of the outstanding Shares.

         (d)      The Individual Reporting Persons
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons are managing members of the Management Company.

                  (e) As of December 3, 2003, the Reporting Persons were no longer the beneficial owner of 5% or more of the outstanding Shares.

         The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial


                               Page 21 of 29 Pages
owner of all such Shares owned by the Managed Accounts. The Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.


                               Page 22 of 29 Pages

                                   SIGNATURES
                                   ----------


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 7, 2004

                             /s/ Monica R. Landry
                             ----------------------------------------
                             FARALLON PARTNERS, L.L.C.,
                             on its own behalf and as General Partner of
                             FARALLON CAPITAL PARTNERS, L.P.,
                             FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.
                             By Monica R. Landry,
                             Managing Member


                             /s/ Monica R. Landry
                             ----------------------------------------
                             FARALLON CAPITAL MANAGEMENT, L.L.C.,
                             By Monica R. Landry,
                             Managing Member


                             /s/ Monica R. Landry
                             ----------------------------------------
                             Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Derek
                             C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by David I. Cohen, Joseph F. Downes, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly authorizing Monica R. Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Monica R. Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference.


                               Page 23 of 29 Pages

                                   SCHEDULE A
                                   ----------

                         FARALLON CAPITAL PARTNERS, L.P.
                         ------------------------------



                                 NO. OF SHARES
                                 PURCHASED (P)                    PRICE
     TRADE DATE                   OR SOLD (S)                   PER SHARE($)
     ----------                  -------------                  -----------

      12/1/2003                    15,100 (S)                      41.30
      12/3/2003                     1,600 (S)                      41.41
      12/3/2003                     8,900 (S)                      41.41
      12/4/2003                       700 (S)                      41.19
     12/15/2003                     1,900 (S)                      41.24
     12/23/2003                       800 (S)                      41.30
     12/23/2003                     4,400 (S)                      41.30
     12/26/2003                       600 (S)                      41.27
     12/29/2003                     2,800 (S)                      41.53
     12/29/2003                       200 (S)                      41.53
     12/29/2003                     1,100 (S)                      41.53
     12/29/2003                     3,100 (S)                      41.53
     12/30/2003                       700 (S)                      41.77
     12/30/2003                     4,200 (S)                      41.77
     12/30/2003                       800 (S)                      41.77
     12/30/2003                     2,400 (S)                      41.77




                               Page 24 of 29 Pages

                                   SCHEDULE B
                                   ----------

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  --------------------------------------------



                                 NO. OF SHARES
                                 PURCHASED (P)                    PRICE
     TRADE DATE                   OR SOLD (S)                   PER SHARE($)
     ----------                  -------------                  ------------

      12/1/2003                     1,800 (S)                      41.30
      12/1/2003                       200 (S)                      41.30
      12/1/2003                     1,100 (S)                      41.30
      12/1/2003                     3,700 (S)                      41.30
      12/1/2003                     4,000 (S)                      41.30
      12/1/2003                       700 (S)                      41.30
      12/1/2003                     2,700 (S)                      41.30
      12/3/2003                     9,400 (S)                      41.41
      12/3/2003                       500 (S)                      41.41
      12/4/2003                       600 (S)                      41.19
     12/15/2003                     1,800 (S)                      41.24
     12/23/2003                     4,900 (S)                      41.30
     12/26/2003                       600 (S)                      41.27
     12/29/2003                     6,800 (S)                      41.53
     12/30/2003                     2,700 (S)                      41.77
     12/30/2003                     5,000 (S)                      41.77




                               Page 25 of 29 Pages

                                   SCHEDULE C
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                -----------------------------------------------



                                 NO. OF SHARES
                                 PURCHASED (P)                    PRICE
     TRADE DATE                   OR SOLD (S)                   PER SHARE($)
     ----------                  -------------                  ------------

      12/1/2003                     1,200 (S)                      41.30
      12/1/2003                     1,100 (S)                      41.30
      12/1/2003                       200 (S)                      41.30
      12/3/2003                       500 (S)                      41.41
      12/3/2003                       400 (S)                      41.41
      12/3/2003                       800 (S)                      41.41
      12/4/2003                       100 (S)                      41.19
     12/15/2003                       300 (S)                      41.24
     12/23/2003                       900 (S)                      41.30
     12/26/2003                       100 (S)                      41.27
     12/29/2003                       300 (S)                      41.53
     12/29/2003                       900 (S)                      41.53
     12/30/2003                       500 (S)                      41.77
     12/30/2003                       800 (S)                      41.77




                               Page 26 of 29 Pages

                                   SCHEDULE D
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                ------------------------------------------------



                                 NO. OF SHARES
                                 PURCHASED (P)                    PRICE
     TRADE DATE                   OR SOLD (S)                   PER SHARE($)
     ----------                  -------------                  ------------

      12/1/2003                     1,100 (S)                      41.30
      12/1/2003                     1,500 (S)                      41.30
      12/3/2003                     1,400 (S)                      41.41
      12/3/2003                       300 (S)                      41.41
      12/3/2003                       100 (S)                      41.41
      12/4/2003                       100 (S)                      41.19
     12/15/2003                       300 (S)                      41.24
     12/23/2003                       900 (S)                      41.30
     12/26/2003                       100 (S)                      41.27
     12/29/2003                     1,300 (S)                      41.53
     12/30/2003                     1,100 (S)                      41.77
     12/30/2003                       300 (S)                      41.77




                               Page 27 of 29 Pages

                                   SCHEDULE E
                                   ----------

                             TINICUM PARTNERS, L.P.
                             ---------------------



                                 NO. OF SHARES
                                 PURCHASED (P)                    PRICE
     TRADE DATE                   OR SOLD (S)                   PER SHARE($)
     ----------                  -------------                  ------------

      12/1/2003                       700 (S)                      41.30
      12/1/2003                       200 (S)                      41.30
      12/3/2003                       100 (S)                      41.41
      12/3/2003                       300 (S)                      41.41
      12/3/2003                       100 (S)                      41.41
      12/3/2003                       100 (S)                      41.41
      12/4/2003                       100 (S)                      41.19
     12/15/2003                       100 (S)                      41.24
     12/23/2003                       300 (S)                      41.30
     12/29/2003                       300 (S)                      41.53
     12/29/2003                       100 (S)                      41.53
     12/30/2003                       200 (S)                      41.77
     12/30/2003                       300 (S)                      41.77




                               Page 28 of 29 Pages

                                   SCHEDULE F
                                   ----------

                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       ----------------------------------



                                 NO. OF SHARES
                                 PURCHASED (P)                    PRICE
     TRADE DATE                   OR SOLD (S)                   PER SHARE($)
     ----------                  -------------                  ------------

      12/1/2003                    6,944  (S)                      41.30
      12/1/2003                     1,600 (S)                      41.30
      12/1/2003                    15,700 (S)                      41.30
      12/1/2003                     3,600 (S)                      41.30
      12/1/2003                     1,856 (S)                      41.30
      12/3/2003                    20,762 (S)                      41.41
      12/4/2003                     1,308 (S)                      41.19
     12/15/2003                     3,800 (S)                      41.24
     12/23/2003                    10,395 (S)                      41.30
     12/26/2003                     1,280 (S)                      41.27
     12/29/2003                     2,699 (S)                      41.53
     12/29/2003                    11,609 (S)                      41.53
     12/30/2003                     7,291 (S)                      41.77
     12/30/2003                     8,709 (S)                      41.77




                               Page 29 of 29 Pages